UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 18, 2005

DYNAVAX TECHNOLOGIES CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50577	33-0728374

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100, Berkeley, CA	94710

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 848-5100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

     On March 18, 2005, the Registrant issued a press release announcing that the Registrant and UCB Farchim, SA (“UCB”) have agreed effective as of March 18, 2005 (the “Agreement”) to end their development and commercialization collaboration in seasonal allergy products, entered into in February 2004 (the “Collaboration Agreement”). The Registrant regains full rights to the seasonal allergy program from UCB. The current Phase 2/3 clinical trial of Dynavax’s AIC immunotherapy for ragweed allergy will be completed as planned. The Registrant will assume financial responsibility for further clinical, regulatory, manufacturing and commercial activities related to AIC and for preclinical development programs in grass and in peanut allergy. The Registrant anticipates that the financial impact of the agreement in 2005 will be to accelerate recognition of anticipated fiscal 2005 collaboration revenue to the first quarter of 2005. In addition, the Registrant anticipates a one-time, non-cash increase in revenue for the same period due to the recognition of deferred revenue from an upfront payment made in 2004.

     In December 2004, the Registrant was informed by UCB that UCB was reviewing its commitment to the Collaboration Agreement and stated that should UCB opt to exercise its contractual right to return the allergy program to the Registrant, the Registrant planned to pursue the ongoing development of AIC independently. On March 18, 2005, the parties mutually agreed to end the Collaboration Agreement, pursuant to the Agreement. Upon effectiveness of the Agreement, there will be no further material relationship between the Registrant and UCB, except for the partial reimbursement by UCB of certain patent interference fees and expenses, subject to a maximum amount. There were no payments to UCB incurred by the Registrant in connection with the execution of the Agreement.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

     99.1      Press Release of the Registrant, dated March 18, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: March 18, 2005	By:	/s/ Timothy G. Henn
Timothy G. Henn
Chief Accounting Officer and Vice President, Finance and Administration